Exhibit 99.1

PodcastOne (NASDAQ: PODC) Reports Q2 Fiscal 2025 Financial
Results; Revenue Increases 16% YoY to $12.2 Million

Expects Fiscal 2025 Revenues to Increase at Least 17% to at Least a Record $51.0
Million, Driving Expected Positive Adjusted EBITDA* in Fiscal 2025

LOS ANGELES, CA, November 7, 2024 -- PodcastOne (NASDAQ: PODC), a leading podcast platform and a subsidiary of LiveOne (Nasdaq: LVO), has reported its financial results for the fiscal second quarter ended September 30, 2024 (“Q2 Fiscal 2025”).

Key Highlights:

●	Revenue increased 16% to $12.2 million

●	Ranked 12th in Podtrac’s Podcast Industry Top Publishers Rankings for September 2024 with a Unique Monthly Audience of 5.4 million in the U.S., 16.2 million global downloads and 188 exclusive podcasts

●	Launched several additional revenue streams, including PodcastOne Pro and paywalls on several top platforms

●	Successfully completed its second sale of PodcastOne owned podcast to a major television network

●	Expects Fiscal 2025 revenues to increase at least 17% to at least a record $51.0 million; driving expected positive Adjusted EBITDA* in Fiscal 2025

Management Commentary

“The momentum we established in first quarter has continued, evidenced by our 16% revenue growth to $12.2 million in Q2 Fiscal 2025,” said Kit Gray, President and Co-Founder of PodcastOne. “During the quarter, we launched several additional revenue streams for PodcastOne, including PodcastOne Pro — a tailored platform offering studio space, marketing, production, and more for podcast hosts — and paywalls offering premium content for fan-favorites on top platforms such as Apple+, Substack, and most recently, SupportingCast. Paired with our long-term relationships with advertisers and brands, these new revenue streams provide additional avenues for high-margin growth, while diversifying our revenue mix and offering unique services to the entire PodcastOne ecosystem.”

“As we continue to scale our platform and bring on new talent, we are also uniquely positioned to generate a significant return on investment from company-owned podcasts that we grow, evidenced by our second sale of a podcast to a major television network during the quarter. Looking ahead, we will continue focusing on our strategic growth initiatives as the only public-pure play podcast company in the U.S., which ultimately, will drive sustainable, long-term shareholder value,” continued Mr. Gray.

Fiscal Second Quarter 2025 Financial Results

Revenue in Q2 Fiscal 2025 increased 16% to $12.2 million, compared to $10.5 million in the same prior year quarter.

Operating Loss in Q2 Fiscal 2025 was $1.7 million, compared to an operating loss of $1.4 million in the prior year quarter.

Net loss in Q2 Fiscal 2025 was $1.7 million, or $(0.07) per basic and diluted share, compared to a net loss of $10.9 million, or $(0.52) per basic and diluted share, in the prior year quarter.

Adjusted EBITDA* in Q2 Fiscal 2025 was $(0.4) million, compared to Adjusted EBIDTA* of $0.1 million in the prior year quarter.

LiveOne currently owns approximately 72% of PodcastOne and it will continue to consolidate PodcastOne’s financial results.

Fiscal 2025 Guidance

PodcastOne expects Fiscal 2025 revenues of at least $51.0 million, representing an increase of at least 17% when compared to revenues of $43.3 million in Fiscal 2024. PodcastOne expects positive Adjusted EBIDTA* in Fiscal 2025.

Conference Call

Management will host an investor conference call at 11:30 a.m. Eastern time, Thursday, November 7, 2024, to discuss PodcastOne’s Q2 Fiscal 2025 financial results, provide a corporate update, and conclude with Q&A from telephone participants. To participate, please use the following information:

Fiscal Second Quarter 2025 Earnings Conference Call

Date: Thursday, November 7, 2024
Time: 11:30 a.m. EST
U.S./International Dial-in: (800) 715-9871

Conference ID: 8741921

Webcast: PODC Fiscal Second Quarter 2025 Earnings Call

Please join at least five minutes before the start of the call to ensure timely participation.

A playback of the call will be available through Thursday, November 21, 2024. To listen, please call (800) 770-2030 within the United States and Canada, using replay pin number 8741921. A webcast replay will also be available using the webcast link above or by visiting PodcastOne’s investor relations page at www.ir.podcastone.com.

About PodcastOne

PodcastOne (NASDAQ: PODC) is a leading podcast platform that provides creators and advertisers with a full 360-degree solution in sales, marketing, public relations, production and distribution. PodcastOne has over 2.1 billion downloads per year with a community of 250 top podcasters, including Adam Carolla, Kaitlyn Bristowe, Jordan Harbinger, LadyGang and A&E’s Cold Case Files. PodcastOne has built a distribution network reaching over 1 billion listeners a month across all channels, including its majority shareholder, LiveOne (NASDAQ: LVO), as well as Spotify, Apple Podcasts, iHeartRadio, Samsung and over 150 shows exclusively available in Tesla vehicles. PodcastOne is also the parent company of LaunchpadOne, an innovative self-serve platform developed to launch, host, distribute and monetize independent user-generated podcasts. For more information, visit www.podcastone.com and follow us on Facebook, Instagram, YouTube and X at @podcastone.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are “forward-looking statements,” which may often, but not always, be identified by the use of such words as “may,” “might,” “will,” “will likely result,” “would,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including: LiveOne’s reliance on its largest OEM customer for a substantial percentage of its revenue; LiveOne’s and PodcastOne’s ability to consummate any proposed financing, acquisition, special dividend, merger, distribution or transaction, including the spin-out of LiveOne’s pay-per-view business, the timing of the consummation of any such proposed event, including the risks that a condition to the consummation of any such event would not be satisfied within the expected timeframe or at all, or that the consummation of any proposed financing, acquisition, merger, special dividend, distribution or transaction will not occur or whether any such event will enhance shareholder value; PodcastOne’s ability to continue as a going concern; PodcastOne’s ability to attract, maintain and increase the number of its listeners; PodcastOne identifying, acquiring, securing and developing content; LiveOne’s intent to repurchase shares of its and/or PodcastOne’s common stock from time to time under LiveOne’s announced stock repurchase program and the timing, price, and quantity of repurchases, if any, under the program; LiveOne’s ability to maintain compliance with certain financial and other covenants; PodcastOne successfully implementing its growth strategy, including relating to its technology platforms and applications; management’s relationships with industry stakeholders; uncertain and unfavorable outcomes in legal proceedings and/or PodcastOne’s or LiveOne’s ability to pay any amounts due in connection with any such legal proceedings; LiveOne’s ability to extend and/or refinance its indebtedness and/or repay its indebtedness when due; changes in economic conditions; competition; risks and uncertainties applicable to the businesses of PodcastOne, LiveOne and/or LiveOne’s other subsidiaries; and other risks, uncertainties and factors including, but not limited to, those described in PodcastOne’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 1, 2024, Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024, filed with the SEC on August 13, 2024, and in PodcastOne’s other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof, and PodcastOne disclaims any obligation to update these statements, except as may be required by law. PodcastOne intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

Use of Non-GAAP Financial Measures*

To supplement our consolidated financial statements, which are prepared and presented in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), we present Contribution Margin (Loss) and Adjusted Earnings Before Interest Tax Depreciation and Amortization (“Adjusted EBITDA”), which are non-GAAP financial measures, as measures of our performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, or as a substitute for, or superior to, operating loss and or net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity.

We use Contribution Margin (Loss) and Adjusted EBITDA to evaluate the performance of our operating segment. We believe that information about these non-GAAP financial measures assists investors by allowing them to evaluate changes in the operating results of our business separate from non-operational factors that affect operating income (loss) and net income (loss), thus providing insights into both operations and the other factors that affect reported results. Adjusted EBITDA is not calculated or presented in accordance with GAAP. A limitation of the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, Adjusted EBITDA should be considered in addition to, and not as a substitute for operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures of other companies.

Contribution Margin (Loss) is defined as Revenue less Cost of Sales. Adjusted EBITDA is defined as earnings before interest, other (income) expense, income tax expense, depreciation and amortization and before (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities, (d) certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date and a one-time minimum guarantee to effectively terminate a live events distribution agreement post COVID-19, and (e) certain stock-based compensation expense. Management does not consider these costs to be indicative of our core operating results.

With respect to projected full fiscal year 2025 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from Adjusted EBITDA. We expect that the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

For more information on these non-GAAP financial measures, please see the tables entitled “Reconciliation of Non-GAAP Measure to GAAP Measure” included at the end of this release.

PodcastOne IR Contact:

Chris Donovan
Managing Director
MZ Group - MZ North America
(914) 352-5853
PODC@mzgroup.us
www.mzgroup.us

PodcastOne Press Contact:

(310) 246-4600
Susan@Guttmanpr.com

Financial Information

The tables below present financial results for the three and six months ended September 30, 2024 and 2023.

PodcastOne, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	March 31,		September 30,
	2024	2023	2024	2023

Revenue:	$12,154	$10,516	$25,312	$21,153

Operating expenses:
Cost of sales	11,142	9,057	22,851	17,279
Sales and marketing	877	1,451	1,724	2,701
Product development	13	28	31	55
General and administrative	1,452	1,215	2,850	2,135
Impairment of intangible assets	-	-	176	-
Amortization of intangible assets	328	191	705	216
Total operating expenses	13,812	11,942	28,337	22,386
Loss from operations	(1,658)	(1,426)	(3,025)	(1,233)

Other income (expense):
Interest expense, net	-	(654)	-	(2,247)
Change in fair value of bifurcated embedded derivative	-	(8,793)	-	(7,603)
Total other expense, net	-	(9,447)	-	(9,850)

Loss before provision (benefit) for income taxes	(1,658)	(10,873)	(3,025)	(11,083)

Provision (benefit) for income taxes	11	-	11	-
Net loss	$(1,669)	$(10,873)	$(3,036)	$(11,083)

Net loss per share – basic and diluted	$(0.07)	$(0.52)	$(0.13)	$(0.54)
Weighted average common shares – basic and diluted	24,162,612	20,714,161	23,991,772	20,357,080

PodcastOne, Inc.
Consolidated Balance Sheets (Unaudited)
(In thousands)

	September 30,	March 31,
	2024	2024
	(Unaudited)	(Audited)
Assets
Current Assets
Cash and cash equivalents	$1,355	$1,445
Accounts receivable, net	6,324	6,023
Prepaid expense and other current assets	661	1,105
Total Current Assets	8,340	8,573
Property and equipment, net	311	309
Goodwill	12,041	12,041
Intangible assets, net	2,146	3,145
Related party receivable	281	57
Total Assets	$23,119	$24,125

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$6,659	$7,383
Related party payable	936	315
Total Current Liabilities	7,595	7,698
Other long term liabilities	46	86
Total Liabilities	7,641	7,784

Commitments and Contingencies

Stockholders’ Equity
Common stock, $0.00001 par value; 100,000,000 shares authorized; 24,404,187 and 23,608,049 shares issued and outstanding as of September 30, 2024 and March 31, 2024, respectively	-	-
Additional paid in capital	48,125	45,952
Accumulated deficit	(32,647)	(29,611)
Total stockholders’ equity	15,478	16,341
Total Liabilities and Stockholders’ Equity	$23,119	$24,125

PodcastOne, Inc.
Reconciliation of Non-GAAP Measure to GAAP Measure
Adjusted EBITDA* Reconciliation (Unaudited)
(In thousands)

				Non-
				Recurring
	Net	Depreciation		Acquisition and	Other	(Benefit)
	Income	and	Stock-Based	Realignment	(Income)	Provision	Adjusted
	(Loss)	Amortization	Compensation	Costs (1)	Expense (2)	for Taxes	EBITDA*
Three Months Ended September 30, 2024
Total	$(1,669)	$394	$861	$-	$-	$11	$(403)

Three Months Ended September 30, 2023
Total	$(10,873)	$253	$854	$413	$9,447	$-	$94

Six Months Ended September 30, 2024
Total	$(3,036)	$1,013	$1,254	$38	$-	$11	$(720)

Six Months Ended September 30, 2023
Total	$(11,083)	$338	$938	$719	$9,850	$-	$762

(1)	Non-Recurring Acquisition and Realignment Costs include non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, legal, accounting and other professional fees directly attributable to acquisition activity, employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities, and certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date.

(2)	Other (Income) Expense above primarily includes interest expense, net and change in fair value of derivative liabilities. These are included in the statement of operations in other income (expense) and are an add back to net loss above in the reconciliation of Adjusted EBITDA* to loss.

*	See the definition of Adjusted EBITDA under “Use of Non-GAAP Financial Measures” within this release.

PodcastOne, Inc.
Reconciliation of Non-GAAP Measure to GAAP Measure

Contribution Margin* Reconciliation (Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Revenue:	$12,154	$10,516	$25,312	$21,153
Less:
Cost of sales	(11,142)	(9,057)	(22,851)	(17,279)
Amortization of developed technology	(61)	(58)	(121)	(112)
Gross Profit	951	1,401	2,340	3,762

Add back amortization of developed technology:	61	58	121	112
Contribution Margin*	$1,012	$1,459	$2,461	$3,874

*	See the definition of Contribution Margin under “Use of Non-GAAP Financial Measures” within this release.